GLOBAL TELECOMMUNICATION SOLUTIONS, INC.
                             5697 Rising Sun Avenue
                        Philadelphia, Pennsylvania 19120



                                                     November 10, 1997



Mr. David Tobin
507 Baird Road
Merion, Pennsylvania 19066

Dear Mr. Tobin:

     This letter sets forth certain amendments to the employment agreement dated as of February 29, 1996 ("Employment Agreement") between you and Global Telecommunication Solutions, Inc. ("Company"). Upon your review and acceptance of the terms set forth herein, and in consideration of your acceptance of your new title and duties commensurate therewith, the Employment Agreement shall be immediately deemed amended as follows:

     1. Section 1.1 of the Employment Agreement is hereby amended to provide that, as of January 1, 1998, your title shall be Executive Vice President of Business Affairs and General Counsel.

     2. Section 2.1 of the Employment Agreement is hereby amended to provide that, as of January 1, 1998, your Salary (as defined in the Employment Agreement) shall be increased from $140,000 per annum to $150,000 per annum and that you shall be entitled to receive, within 30 days of the end of each calendar year of the Employment Term, a bonus (in addition to any other bonuses that may be granted to you by the Board of Directors) in an amount equal to the difference between $175,000 and your Salary at the year's end; and

     3. Section 3 is amended as follows to read in its entirety, as follows:

           "3.      Term and Termination.

               3.1 The term of this Agreement shall continue until December 31, 2000, unless sooner terminated as herein provided. Notwithstanding the foregoing, the Company may terminate this Agreement without cause at any time, upon 30 days' prior written notice to Executive in which event, (a) Executive shall continue to receive his Salary, in accordance with the Company's regular payroll schedule, through the remainder of the Employment Term; and (b) Executive shall be paid, within 30 days of any such termination, a cash bonus equal to the last cash bonus paid to Executive pursuant to Section 2.1; provided, however, that in the event of any termination without cause occurring after any Change of Control, as defined in Section 3.6 below, Executive shall be entitled to receive all payments set forth in (a) and (b) above, in a single lump sum payment within seven days of such termination.

               3.2 If Executive dies during the term of this Agreement, this Agreement shall thereupon terminate, except that the Company shall pay to the legal representative of Executive's estate the Salary due Executive pursuant to Section 2.1 hereof through the one-year anniversary date of Executive's death, plus, within 30 days of Executive' death, a cash bonus equal to the last cash bonus paid to Executive

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          pursuant to Section 2.1, less any amount  Executive's  estate receives from any Company-sponsored or Company-paid source of insurance.

               3.3 The Company, by notice to Executive, may terminate this Agreement if Executive shall fail because of illness or incapacity to render, for six consecutive months, services of the character contemplated by this Agreement. Notwithstanding such termination, the Company shall pay to Executive the Salary due Executive pursuant to
          Section 2.1 hereof through the date of such notice, plus, within 30 days of such notice, a cash bonus equal to the last cash bonus paid to Executive pursuant to Section 2.1, less any amount Executive receives for such period from any Company-sponsored or Company-paid for source of insurance, disability compensation or government program.

               3.4 The Company, by notice to Executive, may terminate this Agreement for cause. As used herein, "cause" shall include but not be limited to: (a) the refusal or failure by Executive to carry out specific directions of the Board of Directors or the Chairman of the Board which are of a material nature and consistent with his status as Executive Vice President of Business Affairs and General Counsel, or the refusal or failure by Executive to perform a material part of Executive's duties hereunder; (b) the commission by Executive of a material breach of any of the provisions of this Agreement; (c) common law fraud or dishonest action by Executive in his relations with the Company or any of its subsidiaries or affiliates, or with any customer or business contact of the Company or any of its subsidiaries or affiliates ("dishonest" for these purposes shall mean Executive's knowingly or recklessly making of a material misstatement or omission for his personal benefit); or (d) the conviction of Executive of any crime involving an act of moral turpitude. Notwithstanding the foregoing, no "cause" for termination shall be deemed to exist with respect to Executive's acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Executive specifying the "cause" with reasonable particularity and, within ten business days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such "cause"; provided, however, that (i) any periodic breach or continual breaching after notice and cure of any provision of clauses (a) or (b) above; or (ii) a repeated breach after notice and cure of any provision of clauses
          (a) or (b) above involving the same or substantially similar actions or conduct shall be grounds for termination for cause without any additional notice from the Company.

               3.5 If, for any reason, (i) Executive terminates his employment with the Company; (ii) the Company terminates Executive's employment under the terms of this Agreement; or (iii) this Agreement expires without being renewed or extended, then Executive will resign as a director of the Company and all of its subsidiaries, effective upon the occurrence of such termination or expiration, whichever is applicable.

               3.6 A "Change of Control" shall have occurred if (i) the Company, as a going concern, is sold or otherwise acquired or (ii) any party or group of parties not owning more than 5% of the outstanding voting securities of the Company acquires in one or more transactions beneficial ownership of more than 35% of such securities."

     4. Except as provided herein, the Employment Agreement will remain in full force and effect.

     5. In consideration of the amended terms of your employment, you are hereby being granted simultaneously with the execution of this letter, a cash bonus of $25,000 (which bonus shall be deemed to have been paid pursuant to Section 2.1 of the Employment Agreement) and options to purchase 75,000 shares of the Common Stock of the Company (under the Company's 1994 Performance Equity Plan) pursuant to the terms of an option agreement to be executed by the Company and you simultaneously herewith.

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     If  this  sets  forth  our  understanding  with  respect  to  amending  the
Employment Agreement, please so indicate by signing in the space provided below.

                                    Very truly yours,

                                    GLOBAL TELECOMMUNICATION SOLUTIONS, INC.

                                        /s/ Shelly Finkel

                                   By:___________________________________
                                      Shelly Finkel, Chairman of the Board


ACCEPTED AND AGREED TO:


/s/ David Tobin
----------------------------
      DAVID TOBIN

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